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                                                                  EXHIBIT (a)(3)


                           OFFER TO PURCHASE FOR CASH

                 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
   (INCLUDING THE ASSOCIATED RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING
                                PREFERRED STOCK)

                                       OF

                             THERATX, INCORPORATED

                                       AT

                              $17.10 NET PER SHARE

                                       BY

                            PEACH ACQUISITION CORP.

                          A WHOLLY-OWNED SUBSIDIARY OF

                                  VENCOR, INC.


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
 NEW YORK CITY TIME, ON FRIDAY, MARCH 14, 1997, UNLESS THE OFFER
 IS EXTENDED.


                                                               February 14, 1997

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

We have been engaged by Peach Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Vencor, Inc., a Delaware corporation ("Vencor"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.001 per share (the "Common Stock"), including the associated rights to purchase Series A Junior Participating Preferred Stock (the "Rights") (the Common Stock and the Rights together are referred to herein as the "Shares"), of TheraTx, Incorporated, a Delaware corporation (the "Company"), at $17.10 per share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated February 14, 1997 and the related Letter of Transmittal (which together constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are the following documents:

  1. Offer to Purchase dated February 14, 1997;

  2. Letter of Transmittal to be used by stockholders of the Company in accepting the Offer;

  3. Letter to Stockholders of the Company from the President and Chief Executive Officer of the Company accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

  4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  5. Notice of Guaranteed Delivery;

  6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

  7. Return envelope addressed to First Chicago Trust Company of New York, the Depositary.

LOGO
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THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) A NUMBER OF SHARES
REPRESENTING AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER (THE "MINIMUM CONDITION"), (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED AND (3) THE RECEIPT OF ALL NECESSARY APPROVALS UNDER CHANGE OF OWNERSHIP, HEALTHCARE LICENSURE AND CERTIFICATE OF NEED LAWS AND REGULATIONS.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 14, 1997 UNLESS THE OFFER IS EXTENDED.

The Board of Directors of the Company has unanimously determined that the Offer and the Merger are fair to and in the best interests of the Company and its stockholders and has unanimously approved the Offer and the Merger Agreement and has unanimously recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 9, 1997, among the Company, Vencor and the Purchaser, pursuant to which, after the completion of the Offer, the Purchaser will be merged with and into the Company and each outstanding and issued Share, not owned by Vencor, the Purchaser or any other subsidiary of Vencor (or held by stockholders exercising appraisal rights pursuant to Section 262 of the Delaware General Corporation Law) will be converted into the right to receive, without interest, $17.10 in cash. The Merger Agreement is more fully described in the Offer to Purchase.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or timely Book-Entry Confirmation (as defined in the Offer to Purchase) of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase) pursuant to the procedures set forth in Section 3 of the Offer to Purchase), (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase)) and (iii) any other documents required by such Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT PURSUANT TO THE OFFER.

Neither the Purchaser nor Vencor will pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager as disclosed in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent or to the Dealer Manager.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, VENCOR, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.